United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 4, 2011 (October 31, 2011)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 31, 2011, Comtech Telecommunications Corp. (the “Company”) entered into an  amendment to its Line of Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time, the “Credit Agreement”).

Among other things, this amendment amends the Credit Agreement to:

•	increase the basket amount for repurchases of the Company’s equity securities to $600.0 million from $300.0 million,

•	reduce the minimum Fixed Charge Coverage Ratio to 1.50:1.00 from 2.00:1.00,

•	increase the Maximum Consolidated Total Indebtedness/Consolidated Adjusted EBITDA Ratio to 4.00:1.00 from 2.50:1.00,

•	establish a Minimum Consolidated Net Worth requirement of $200.0 million, and

•	establish a Minimum Consolidated Senior Secured Indebtedness/Consolidated Adjusted EBITDA Ratio of 3.00:1.00.

There was no change in the number of Permitted Acquisitions allowable under the Credit Agreement and this amendment now provides for the Company, for purposes of calculating Adjusted EBITDA to determine compliance with financial condition covenants, to include the consolidated EBITDA of a Target, as defined in the amendment.

In connection with this amendment, the Company also entered into a Security Agreement with the lenders in which the Company and certain of its subsidiaries granted to the lenders a first priority perfected security interest in their assets.

The foregoing summary of this amendment and the Security Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the amendment, which is Exhibit 10.1 hereto, and the Security Agreement, which is Exhibit 10.2 hereto.  The amendment and the Security Agreement are incorporated by reference into this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Fifth Amendment, dated as of October 31, 2011, to the Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time).

10.2	Security Agreement, dated October 31, 2011, to the Credit Agreement, dated as of June 24, 2009 (as amended, restated, supplemented or modified, from time to time).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: November 4, 2011

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and
Chief Financial Officer